Equity One, Inc		Exhibit 10.3
Ratio of Earnings to Fixed Charges
For the Three Months Ended March 31, 2008
(In thousands, except ratio computation)

Income from Continuing Operations		$20,743

Adjustments:
Minority interest	28
Fixed charges	17,739
Capitalized interest	(790)	16,977

Earnings, as defined		$37,720

Fixed Charges:
Interest expense	15,982
Capitalized interest	790
Amortization of debt premiums/discounts	538
Amortization of loan fees	429	17,739

Fixed Charges		$17,739

Ratio of earnings to fixed charges		2.13